Exhibit 99.1

Alaska Communications Announces CEO Transition

- Anand Vadapalli to Depart June 30 -

- William H. Bishop COO to Act as Interim CEO -

ANCHORAGE, Alaska--(BUSINESS WIRE)--June 14, 2019--Alaska Communications (NASDAQ: ALSK), the state’s leading broadband and managed IT services provider, today announced CEO Anand Vadapalli will depart the company on June 30, 2019. Effective July 1, 2019, COO William H. Bishop will serve as interim CEO while the board conducts a candidate search for a permanent CEO. Mr. Vadapalli will serve as an advisor for board and management during this transition period through the end of 2019.

Board Chair David W. Karp stated, “We thank Anand for his nearly thirteen years of dedicated service, during which he led the company as CEO for the last eight and half years. Under Anand’s leadership, Alaska Communications set the pace for our industry in terms of proactively taking steps to restructure the company, de-levering the balance sheet, investing in the network and developing new customer relationships to drive sector leading top line performance.

“As reported in its Q1 2019 results, the company is tracking to its growth and other revenues to be at nearly 70 percent of total revenues, positioning the company very well for EBITDA and FCF expansion.

“Our experienced team will drive ahead and uphold Alaska Communications’ pillars of strength: strong customer relationships, excellent customer service, and superior networks. With opportunities in 5G wireless backhaul, education, carrier and federal as well as oil and gas, our Enterprise & Carrier business will continue to drive performance.

“The Board will be active in its oversight during this transition period and fully expects the company to deliver long-term shareholder value.”

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

CONTACT:
Alaska Communications Media Contact:
Heather Cavanaugh, 907-564-7722, heather.cavanaugh@acsalaska.com

Alaska Communications Investor Contact:
Tiffany Smith, 907-564-7556, investors@acsalaska.com